Exhibit 3.1

Filed in the Office of Secretary of State State Of Nevada Business Number E0196852014 - 6 Filing Number 20190306176 Filed On 11/25/2019 8:00:00 AM Number of Pages 4

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• BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701 - 4201 (775) 684 - 5708 Website: www.nvaos . gov c 6 ( Profit Corporation: Certificate of Amendment (PuRsuANT To NRs 18.380 & 18.385110.3901 Certificate to Accompany Restated Articles or Amended and Restated Articles (PuRsuANT To NRs 18 . 403) Officer's Statement (PURSUANT To NRs 80.03m 4. Effective Date and Time: (Optional) Date : - , · _ · , _ ,. , . . . . l T im e : f - · - - - - ··· - ! ' - · - .., - s· - - - - - ·.... . J . l - · - - · - - -- - · - - · - - · J (must not be later than 90 days after the certificate Is filed) 5. Information Being Changed: (Domestic orporations only) - · - Changes to takes the following effect: [ ] The entity name has been amended. 0 The registered agent has been chang d. (attach Certificate of Acceptance from new registered agent) C l The purpose of the entity has been am ended . !XJ The authorized shares have been amended. 0 The directors, managers or general partners have been amended. 0 IRS tax language has been added . [J Articles have been added. L J Articles have been deleted. [ l Other. - 1 - · _ : · · A ! - 1 e · · - , - . : - · r l f - ; 0 1 - : - : : : - : . . - · · · · - - - - - ---- · -- r - The articles have been amended as follows : (provide article numbers, if available) (attach additional page(s) If necessary) . Signature: Required) x qp - + - . - K _ [ CEO _ __ _ _ _ _ _ _ __ ] Signature 'of Officer or Authorized Signer Title x _ l _ _ _ _ =_J Signature of Officer or Authorized Signer Title •it any proposed amendment would alter or change any preference or any relatlve or other right given to any class or series of outstanding shares , then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each dass or series artected by the amendment regardless to limitations or restrictions on the voting power there of . Please Include any required or optional Information In space below: (attach additional page(s) If necessary) This form must be accompanied by appropriate fees. Paga 2 of 2 Revised : 1/11.1019

ARTICLE IX a. The Corporation shall be authorized to issue the following shares: Number of Shares Par Value Common Preferred 195,000,000 5 , 000,000 $ 0.001 $ 0.001 b. The designation and the powers, preferences and rights and the qualifications and restrictions thereof are as follows: I. The preferred shares shall be issued from time to time, in one or more series, with such distinctive serial designations as shall be stated and expressed in the resolution or resolutions providing for the issue of such shares from time to time adopted by the Board of Directors ; and in such resolution or resolutions providing for the issue of shares of each particular series, the Board of Directors is expressly authorized to fix the annual rate or rates of dividends for the particular series ; the dividend payments dates for the particular series and the date from which dividends on all shares of such series issued prior to the record date for the first dividend payment date shall be cumulative ; the redemption price or prices for the particular series ; the voting power for the particular series ; the rights if any, of holders of the shares of the particular series to convert the shares into shares of any other series, or class, or other securities of the Corporation, with any provisions for the subsequent adjustment of such conversion rights ; and to classify or reclassify any unissued preferred shares by fixing or altering from time to time any of the foregoing rights, privileges and qualifications . 2. All the preferred shares of any one series shall be identical with each other in all respects, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative ; and all preferred shares shall be of equal rank, regardless of series, and shall be identical in all respects, except as to the particulars fixed by the Board as hereinabove provided or as fixed herein . c . No holder of any of the shares of any class of the Corporation shall be entitled as of right to subscribe for, purchase, or otherwise acquire any shares of any class of the Corporation, which the Corporation proposes to issue, or any rights or options which the Corporation proposes to grant for the purchase of shares of any class of the Corporation or for the purchase of any shares, bonds, securities, or obligations of the Corporation which are convertible into or exchangeable for, or which carry any rights to subscribe for, purchase, or otherwise acquire shares of any class of the Corporation ; and any and all of such shares, bonds, securities, and obligations of the corporation, whether now or hereafter authorized or created, may be issued, or may be reissued or transferred if the same have been reacquired and have treasury status, and any and all of such rights and options may be granted by the Board of Directors to such person, firms, corporations, and associations and for such lawful consideration and on such terms as the Board of Directors in its discretion may determine, without first offering the same or any thereof, to any said holder . d. The capital stock of this Corporation shall be non - assessable and shall not be subject to assessment to pay the debts of the Corporation . All shares are issued without cumulative voting rights and without any preemptive rights . e. DESIGNATION OF TERMS OF SERIES A PREFERRED STOCK One Million ( 1 , 000 , 000 ) shares of the Five Million ( 5 , 000 , 000 ) authorized and unissued shares of Preferred Stock of the Corporation are hereby designated "Series A Preferred Stock" , with the following rights, preferences, powers, privileges, restrictions, qualifications, and limitations : 1. Fractional Shares : Series A Preferred Stock may not be issued in fractional shares. 2. Dividends : Series A Preferred Stock shall not be entitled to any dividends . 3 . Liquidation. Dissolution, or Winding Up : No Series A Preferred Stock shall be entitled to any payments. 4. Voting : Each share of Series A Preferred Stock has super - majority voting rights of 250 votes per share and votes generally with the shares of Common Stock on any and all matters voted on by the holders of Common Stock . The total aggregate number of votes for the 1 , 000 , 000 shares of Series A Preferred Stock is 250 , 000 , 000 . 5. Conversion: Shares of Series A Preferred Stock shall not be convertible at any time. 6. Waiver : Any of the rights, powers, or preferences of the holders of Series A Preferred Stock set forth herein may be waived by the affirmative consent or vote of the holders of 100 % of the shares of Series A Preferred Stock then outstanding .

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ARTICLE IX

a. The Corporation shall be authorized to issue the following shares:

Class	Number of Shares	Par Value

Common	195,000,000	$0.001

Preferred	5,000,000	$0.001

b. The designation and the powers, preferences and rights and the qualifications and restrictions thereof are as follows:

1.	The preferred shares shall be issued from time to time, in one or more series, with such distinctive serial designations as shall be stated and expressed in the resolution or resolutions providing for the issue of such shares from time to time adopted by the Board of Directors; and in such resolution or resolutions providing for the issue of shares of each particular series, the Board of Directors is expressly authorized to fix the annual rate or rates of dividends for the particular series; the dividend payments dates for the particular series and the date from which dividends on all shares of such series issued prior to the record date for the first dividend payment date shall be cumulative; the redemption price or prices for the particular series; the voting power for the particular series; the rights if any, of holders of the shares of the particular series to convert the shares into shares of any other series, or class, or other securities of the Corporation, with any provisions for the subsequent adjustment of such conversion rights; and to classify or reclassify any unissued preferred shares by fixing or altering from time to time any of the foregoing rights, privileges and qualifications.

2.	All the preferred shares of any one series shall be identical with each other in all respects, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative; and all preferred shares shall be of equal rank, regardless of series, and shall be identical in all respects, except as to the particulars fixed by the Board as hereinabove provided or as fixed herein.

c. No holder of any of the shares of any class of the Corporation shall be entitled as of right to subscribe for, purchase, or otherwise acquire any shares of any class of the Corporation, which the Corporation proposes to issue, or any rights or options which the Corporation proposes to grant for the purchase of shares of any class of the Corporation or for the purchase of any shares, bonds, securities, or obligations of the Corporation which are convertible into or exchangeable for, or which carry any rights to subscribe for, purchase, or otherwise acquire shares of any class of the Corporation; and any and all of such shares, bonds, securities, and obligations of the corporation, whether now or hereafter authorized or created, may be issued, or may be reissued or transferred if the same have been reacquired and have treasury status, and any and all of such rights and options may be granted by the Board of Directors to such person, firms, corporations, and associations and for such lawful consideration and on such terms as the Board of Directors in its discretion may determine, without first offering the same or any thereof, to any said holder.

d. The capital stock of this Corporation shall be non-assessable and shall not be subject to assessment to pay the debts of the Corporation. All shares are issued without cumulative voting rights and without any preemptive rights.

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e. DESIGNATION OF TERMS OF SERIES A PREFERRED STOCK

One Million (1,000,000) shares of the Five Million (5,000,000) authorized and unissued shares of Preferred Stock of the Corporation are hereby designated "Series A Preferred Stock", with the following rights, preferences, powers, privileges, restrictions, qualifications, and limitations:

1.	Fractional Shares: Series A Preferred Stock may not be issued in fractional shares.

2.	Dividends: Series A Preferred Stock shall not be entitled to any dividends.

3.	Liquidation. Dissolution, or Winding Up: No Series A Preferred Stock shall be entitled to any payments.

4.	Voting: Each share of Series A Preferred Stock has super-majority voting rights of 250 votes per share and votes generally with the shares of Common Stock on any and all matters voted on by the holders of Common Stock. The total aggregate number of votes for the 1,000,000 shares of Series A Preferred Stock is 250,000,000.

5.	Conversion: Shares of Series A Preferred Stock shall not be convertible at any time.

6.	Waiver: Any of the rights, powers, or preferences of the holders of Series A Preferred Stock set forth herein may be waived by the affirmative consent or vote of the holders of 100% of the shares of Series A Preferred Stock then outstanding.

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